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                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C.  20549


                      __________________________________


                                   FORM 8-K

                                Current Report


                      __________________________________


                      Pursuant to Section 13 or 15(d) of
                      the Securities Exchange Act of 1934


                      Date of Report:  September 23, 1994




                         LONG ISLAND LIGHTING COMPANY
              (Exact name of registrant as specified in charter)
             New York                  1-3571               11-1019782
      (State of Incorporation)   (Commission File No.)   (I.R.S. Employer
                                                        Identification No.)


            175 East Old Country Road, Hicksville, New York  11801
                                 516-755-6650
         (Address and telephone number of Principal Executive Offices)

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Item 1.  Changes in Control of Registrant

                 Not applicable.


Item 2.  Acquisition or Disposition of Assets

                 Not applicable.


Item 3.  Bankruptcy or Receivership

                 Not applicable.


Item 4.  Changes in Registrant's Certifying Accountant

                 Not applicable.


Item 5.  Other Information

                 On September 8, 1994, Administrative Law Judges (the "ALJs") of the Public Service Commission of the State of New York (the "PSC") issued a recommended decision ("RD") to the PSC with respect to the Company's electric rate plan for the three year period beginning December 1, 1994. The ALJs agreed with the Company's proposed 11% return on common equity and its proposal to freeze base electric rates for the first rate year. While no explicit recommendation was made, the RD implies that base rates could remain frozen for the second rate year as well. Although base electric rates would be frozen, annual rate increases in these years of approximately 1% and 2%, respectively, can be expected to result from the operation of the Company's fuel cost adjustment ("FCA") mechanism. The FCA captures, among other amounts, any increases in the cost of fuel above the level reflected in base rates, and amounts to be recovered or refunded to ratepayers in excess of $15 million which may result from the reconciliation of revenue, certain expenses and earned performance incentives.

                 With respect to the third rate year beginning December 1, 1996, the ALJs determined that it was not appropriate for them to issue a recommendation since, in their opinion, the Company's revenue requirements for this third year cannot be precisely determined at this time. Alternatively, the ALJs encouraged the Company and the other parties in this proceeding to negotiate a settlement concerning any rate increase for this third rate year.
If a settlement is not reached, the RD contemplates that the Company would file a subsequent proposal with the PSC at the appropriate time. The Company had requested an overall increase of 4.3% for the third rate year.

                 The staff of the PSC ("Staff") and other intervening parties had filed testimony in response to the Company's rate proposal. Staff concurred with the Company's proposal for an 11% return on common equity in each of the three years. However, Staff recommended an overall zero percent rate increase for the

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first two years, contrasted with the Company's proposal for a zero percent base rate increase and FCA adjustments of 1% and 2% in each of these years, respectively, as described above. Staff did not make a firm recommendation for the level of rate relief in the third year. However, Staff's proposal incorporated the principles of the 1989 Rate Moderation Agreement, including the full recovery of the Rate Moderation Component.

                 The Consumer Protection Board and Long Island Power Authority had also jointly filed testimony in which they proposed that current electric rates be reduced. Other intervenors proposed various adjustments to the Company's rate proposal.

                 The PSC is expected to issue a final order on the Company's rate proposal in November 1994. The Company is unable to predict the ultimate outcome of this rate proceeding.


Item 6.  Resignations of Registrant's Directors

                 Not applicable.


Item 7.  Financial Statements, Pro Forma Financial
                 Information and Exhibits

                 Not applicable.

Item 8.  Change in Fiscal Year

                 Not applicable.
















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                                  SIGNATURE






                 Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.




                                                LONG ISLAND LIGHTING COMPANY
                                                         Registrant




                                                By   ANTHONY NOZZOLILLO
                                                -----------------------------
                                                     ANTHONY NOZZOLILLO
                                                Senior Vice President-Finance


Dated:  September 23, 1994







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